LIMITED GUARANTEE, dated as of June 1, 1995, made by The CIT Group
Holdings, Inc. ("Holdings") in favor of The First National Bank of Chicago, not in its individual capacity but solely as Owner Trustee (the "Owner Trustee") under the Sale and Servicing Agreement dated as of June 1, 1995 (the "Sale and Servicing Agreement"), among The CIT Group Securitization Corporation II (the "Company"), The CIT Group/Sales Financing, Inc. ("CITSF") and the CIT RV Owner Trust 1995-A.

     WHEREAS, the execution and delivery of this Limited Guarantee by Holdings on or before the Closing Date (as defined in the Sale and Servicing Agreement) is a condition to the issuance and sale of the Notes and Certificates, as contemplated by the Sale and Servicing Agreement;

     WHEREAS, Holdings will derive substantial benefit from the transactions contemplated by the Sale and Servicing Agreement, including, without limitation, the payment of the Guarantee Fee (as defined in the Sale and Servicing Agreement) to Holdings;

     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Sale and Servicing Agreement; and

     WHEREAS, in order to induce the parties to the Sale and Servicing Agreement to enter into the Sale and Servicing Agreement and perform their respective obligations thereunder, Holdings is willing to execute and deliver this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings hereby unconditionally agrees as follows:

     SECTION 1.  The Guarantee.

     (a) Holdings hereby unconditionally and absolutely guarantees the payment to the Owner Trustee, on behalf of the Certificateholders, of the Guarantee Payment due to the Certificateholders on each Distribution Date. Not later than the third Business Day prior to each Distribution Date, the Servicer shall notify Holdings of the amount of the Guarantee Payment, if any, for such Distribution Date (net of any reduction provided for in Section 1(e) hereof) and not later than the Business Day preceding each Distribution Date, Holdings shall deposit the Guarantee Payment, if any, for such Distribution Date into the Certificate Distribution Account in immediately available funds.

     (b) Notwithstanding the obligation of Holdings in clause (a) above, in no event will Holdings be obligated to make a Guarantee Payment if the aggregate amounts paid under this Agreement would exceed $5,000,000 (the "Initial Guarantee Payment Limit"), except as provided in Section 3 hereof. Subject to
Section 3, the "Guarantee Payment Limit" will at any time equal the Initial Guarantee Payment Limit reduced by the amount of each Guarantee Payment. On the date that the Guarantee Payment Limit is reduced to zero (if the Nonreinstatement Notice has been given), Holdings shall have no further liability under this Limited Guarantee, and Holdings shall be deemed to have satisfied in full all of its obligations under this Limited Guarantee.

     (c) The obligations of Holdings under this Limited Guarantee shall not terminate upon or otherwise be reduced by a Service Transfer pursuant to Article VII of the Sale and Servicing Agreement, by any amendment to the Sale and Servicing Agreement, the Purchase Agreement, any Subsequent Purchase Agreement or any other agreement relating to the Certificateholders or any breach by any party to any such agreement of its obligations thereunder or the failure of Holdings to receive all or any part of the Guarantee Fee.

     (d) The obligations of Holdings under this Limited Guarantee shall terminate on the earlier of (i) the date referred to in Section 1(b) hereof,
(ii) one year and one day following the Distribution Date on which the Certificate Balance has been reduced to zero and all accrued interest on the Certificates has been paid in full, or (iii) the date on which there shall have been delivered "Alternate Credit Enhancement" in accordance with Section 5.06 of the Sale and Servicing Agreement.

     (e) On and after the Trigger Date (if the Nonreinstatement Notice is given), the amount of the Guarantee Payment to be made by Holdings hereunder for each Distribution Date shall be reduced by the amount to be transferred on such Distribution Date from the Certificate Reserve Account to the Certificate Distribution Account.

     (f) The obligation of Holdings to make the Guarantee Payments described in clause (a) above shall be unconditional and irrevocable, subject to the limitations set forth in clauses (b), (d) and (e) above.

     SECTION 2.  Representations and Warranties.

     In making this Limited Guarantee Holdings represents and warrants to the Owner Trustee and the Certificateholders that:

          (a) Organization and Good Standing. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power to own its assets and to transact the business in which it is currently engaged. Holdings is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets, or condition (financial or other) of Holdings.

          (b) Authorization; Binding Obligations. Holdings has the power and authority to make, execute, deliver and perform this Limited Guarantee and all of the transactions contemplated under this Limited Guarantee, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Limited Guarantee. When executed and delivered, this Limited Guarantee will constitute the legal, valid and binding obligation of Holdings enforceable in accordance with its terms, except as

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     enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

          (c) No Consent Required. Holdings is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Limited Guarantee the failure of which so to obtain would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Holdings.

          (d) No Violations. The execution, delivery and performance of this Limited Guarantee by Holdings will not violate any provision of any existing law or regulation or any order or decree of any court or the Articles of Incorporation or Bylaws of Holdings, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Holdings is a party or by which Holdings may be bound.

          (e) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of Holdings threatened, against Holdings or any of its properties or with respect to this Limited Guarantee or the Certificates which, if adversely determined, would in the opinion of Holdings have a material adverse effect on the transactions contemplated by this Limited Guarantee.

     Section 3.  Reinstatement after Trigger Date; Nonreinstatement.

     (a) On each Distribution Date on and after the first Distribution Date (the "Trigger Date") on which the Guarantee Payment Limit is less than $4,000,000, unless Holdings has delivered the "Nonreinstatement Notice" to the Servicer and the Owner Trustee on or prior to such Trigger Date, the Guarantee Payment Limit will equal an amount equal to the least of: (i) $5,000,000, (ii) the Certificate Balance, and (iii) the aggregate amount of the distributions on and after the Trigger Date made to the holder of the GP Interest of Excess Spread plus the Guarantee Payment Limit for such Distribution Date calculated in accordance with
Section 1(b) as if there had been no reinstatement thereof. If, subsequent to the Trigger Date, Holdings delivers the Nonreinstatement Notice to the Servicer and the Owner Trustee, the Guarantee Payment Limit on and after the date of delivery of such notice will equal the least of: (i) $5,000,000, (ii) the Certificate Balance, and (iii) the Guarantee Payment Limit in effect immediately prior to the delivery of such Nonreinstatement Notice, less any Guarantee Payments made on or after the delivery of such Nonreinstatement Notice.

     (b) The "Nonreinstatement Notice" shall mean a written notice given by Holdings to the Servicer and the Owner Trustee stating that the Guarantee Payment Limit shall not be reinstated.


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

     (c) "Excess Spread" shall mean the Amount Available, on each Distribution Date on and after the Trigger Date, remaining after application to the uses specified in Section 5.05(c)(i)-(viii) of the Sale and Servicing Agreement.

     (d) Holdings, in its sole discretion, may at any time give the Nonreinstatement Notice.

     SECTION 4.  Miscellaneous.

     (a) All payments by Holdings under this Limited Guarantee will be made free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, liabilities, restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, assessed or withheld by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities ("Taxes"); provided, however, that Holdings shall not be obligated to pay any amount allocable to Taxes (i) which the Trust was required to withhold or (ii) which result or were incurred by reason of the ownership of any interest in a Certificate by any non-U.S. Person which is not eligible for a complete exemption from U.S. withholding tax on U.S. source interest.

     (b) Holdings will not exercise any rights which it may acquire by way of subrogation hereunder, by any payment made by it hereunder or otherwise, until such date when all amounts of principal and interest payable to the Holders of the Notes and Certificates shall have been paid in full. If any amount shall be paid to Holdings on account of such subrogation rights at any time when all of the amounts of principal and interest payable to the Holders of the Notes and Certificates shall not have been paid in full, such amount shall be held in trust for the benefit of the Noteholders and the Certificateholders, shall be segregated from the other funds of Holdings and shall forthwith be applied in whole or in part against such amounts owed in accordance with the terms of the Sale and Servicing Agreement.

     (c) This Limited Guarantee is not secured by a security interest in, pledge of or lien on any assets of Holdings or any of its subsidiaries. The Limited Guarantee is a senior, unsecured general obligation of Holdings and is not supported by any letter of credit or other credit enhancement arrangement.

     (d) This Limited Guarantee may be amended from time to time by the Company, Holdings, the Servicer and the Owner Trustee, without the consent of any of the Certificateholders, (i) to correct manifest error, to cure any ambiguity, to correct or supplement any provisions herein or therein which may be inconsistent with any other provisions herein or therein, as the case may be, (ii) to add any other provisions with respect to matters or questions arising under this Limited Guarantee which shall not be inconsistent with the provisions of this Limited Guarantee, and (iii) to add or amend any provisions as required by Moody's, Standard & Poor's or another national statistical rating organization in

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order to maintain or improve the rating of the Certificates (it being understood that, after the rating required by the Sale and Servicing Agreement has been obtained, neither the Owner Trustee, the Company, CITSF or Holdings is obligated to maintain or improve such rating); provided, however, that such action shall not, as evidenced by an opinion of counsel for Holdings, adversely affect in any material respect the interests of any Certificateholder.

     This Limited Guarantee may also be amended from time to time by the Company, Holdings, the Servicer and the Owner Trustee, with the consent of Holders of the Certificates aggregating 51% or more of the Certificate Balance as of the preceding Determination Date, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Limited Guarantee or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, any Guarantee Payment or
(ii) grant by contract or operation of law any defense to the payment of any Guarantee Payment without the consent of the Holder of each Certificate affected thereby.

     The Guarantor shall provide Moody's and Standard & Poor's with a copy of any amendment made to this Limited Guarantee prior to the execution and delivery thereof, and the Rating Agency Condition shall be satisfied prior to the effective date of such amendment.

     (e) This Limited Guarantee shall be construed in accordance with and governed by the internal laws of the State of New York applicable to contracts made and to be performed thereon without regard to conflicts of law principles. Any litigation relating to or arising out of this Limited Guarantee shall be brought and maintained in the courts of the State of New York or in the United States District Court for the Southern District of New York.

     (f) Holdings agrees that, prior to the date which is one year and one day after the payment in full of the Notes and Certificates it will not institute against, or join any other person in instituting against, the Company or the Trust any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any Federal or state bankruptcy or similar law.

     (g) Holdings hereby acknowledges that the Guarantee Fee and any reimbursement to Holdings for Guarantee Payments is subordinated to payments in respect of the Notes and Certificates, the Servicer Payment and the reimbursement of Monthly Advances to the extent provided in the Sale and Servicing Agreement and will be payable only if and to the extent funds are available therefor in accordance with the Sale and Servicing Agreement. Holdings further acknowledges that the failure of Holdings to receive, in whole or in part, payment of the Guarantee Fee shall not in any way diminish Holdings' obligations hereunder and Holdings hereby waives any right of set-off or counterclaim against the Trust for the failure to receive all or any part of such Guarantee Fee or for the failure to receive reimbursement for Guarantee Payments.

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

     IN WITNESS WHEREOF, The CIT Group Holdings, Inc. has duly executed this Limited Guarantee as of the day and year first written above.


                                    THE CIT GROUP HOLDINGS, INC.

                                    By: /s/ CORINNE M. TAYLOR
                                        ------------------------------
                                        Name: Corinne M. Taylor
                                        Title: Senior Vice President


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